Exhibit 99.1

The following Management’s Discussion and Analysis of Financial Conditions and Results of Operations, is updated from the Management’s Discussion included in our Annual Report on Form 10-K for the year ended December 31, 2003, to conform the discussion to our new segment structure and to facilitate investors’ understanding of our financial information and results of operations, after giving effect to our new segment reporting.  The only updates to the following discussion from that included under Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2003, are contained in the sections captioned “Critical Accounting Policies – Revenue Recognition” and “Results of Operations.”  The discussion under “Results of Operations” relates to the updated segment information included in note 16 of the notes to financial statements filed with this report as Exhibit 99.2.

ITEM 7.          MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

Management’s Overview

During the past three years, our operations have consisted primarily of products and services provided to the bankruptcy industry.  For the government fiscal years ended September 30, 2001, 2002, and 2003, the Administrative Office of the U.S. Courts reported approximately 1.44 million, 1.55 million, and 1.66 million new bankruptcy filings, respectively.  Our revenues do not, however, correlate directly with the number of bankruptcy filings.  For Chapter 7 bankruptcy filings, our revenues primarily depend on the level of trustee deposits held by the trustees using our software.  For Chapter 11 filings, our revenues primarily depend on the number of creditors of the bankrupt entity as well as on the overall complexity of the case.  For Chapter 13 bankruptcy filings, our revenues primarily depend on the number of cases being managed by trustees using our software.

The number of new bankruptcy filings each year may vary based on interest rate levels, the level of consumer and business debt, the general economy, and other factors.  We believe the level of consumer and business debt is among the most important indicators of future bankruptcy filings.  The Federal Reserve reported consumer debt outstanding of $7.6 trillion, $8.3 trillion, and $9.2 trillion as of September 30, 2001, 2002, and 2003, respectively.  The Federal Reserve reported business debt outstanding of $6.8 trillion, $7.0 trillion, and $7.3 trillion as of September 30, 2001, 2002, and 2003, respectively.

During 2003, approximately 82% of total case management revenue received from Bank of America was related to the level of trustee deposits and the number of trustee customers.  Until September 30, 2006, we maintain our current bankruptcy case management fee structure with Bank of America.  During 2003, approximately 18% of total case management revenue received from Bank of America related to services, including database conversions, software upgrades, and technology management and strategic consulting services, provided to Bank of America.  Through the end of the exclusive marketing relationship, we will continue to provide Bank of America with services at levels approximately commensurate with prior periods.  Beginning April 1, 2004, we anticipate that aggregate services provided to Bank of America will decline compared with prior periods.

Acquisitions are a key component of our growth strategy.  We have acquired a number of businesses during the past several years, and we may acquire additional businesses in the future.  In January 2003, we acquired BSI to begin offering an integrated solution of services and proprietary technology platform for Chapter 11 restructurings.  In January 2004, we acquired Poorman-Douglas to begin offering class action and mass-tort case management and document management solutions.  In the future, we will continue to consider new acquisition opportunities.

During 2003, we determined that our infrastructure software business was no longer germane to our long-term strategic plan, and we developed a plan to sell this business within a year.  Accordingly, our infrastructure software results for 2001, 2002, and 2003 are included entirely within the discontinued operations section of our income statement.  We believe this disposition will enhance long-term shareholder value by enabling us to focus our management and financial resources on the operations of our bankruptcy services and class action products and services.

Critical Accounting Policies

We consider our accounting policies related to revenue recognition, business combination accounting, goodwill and intangible assets not subject to amortization, and software capitalization to be critical policies in understanding our historical and future performance.

Revenue recognition.  We have agreements with customers obligating us to deliver various products and services each month.  Case management fees paid are contingent upon the month-to-month delivery of the products and services defined by the contracts and are related primarily to the size and complexity of the ongoing engagement.  The formula-based fees earned each month become fixed and determinable on a monthly basis as a result of all contractually required products and services delivered by us during the month.  Document management revenues are recognized in the period the services are provided.  Significant sources of revenue include:

•                  A monthly fee from financial institutions based on a percentage of total liquidated assets on deposit and on the number of trustees.

•                  Fees for database conversions, database processing, maintenance and software upgrades.

•                  Monthly revenue based on the number of cases in a database.

•                  Fees based on the number of claims in a case.

•                  Fees for services, including technology services, claims reconciliation, document printing, noticing, balloting, and other professional services.

Business combination accounting.  We have acquired a number of businesses during the last several years, and we may acquire additional businesses in the future.  Business combination accounting, often referred to as purchase accounting, requires us to determine the fair value of all assets acquired, including identifiable intangible assets, and liabilities assumed.  The cost of the acquisition is allocated to the assets acquired and liabilities assumed in amounts equal to the fair value of each asset and liability, and any remaining acquisition cost is classified as goodwill.  This allocation process requires extensive use of estimates and assumptions, including estimates of future cash flows to be generated by the acquired assets.  Certain identifiable intangible assets, such as customer lists and covenants not to compete, are amortized on a straight-line basis over the intangible asset’s estimated useful life.  The estimated useful life of amortizable identifiable assets range from two to fourteen years.  Goodwill and certain other identifiable intangible assets are not amortized.  Accordingly, the acquisition cost allocation has had a significant impact on our current operating results and will have a significant impact on our future operating results.

Goodwill and intangible assets not subject to amortization.  We assess goodwill and intangible assets not subject to amortization for impairment as of each July 31 and also at any other date when events or changes in circumstances indicate that the carrying value of these assets may exceed their fair value.  This assessment is performed at a reporting unit level.  A reporting unit is a component of a segment that constitutes a business, for which discrete financial information is available, and for which the operating results are regularly reviewed by segment management.

A change in events or circumstances, including a decision to hold an asset or group of assets for sale, a change in strategic direction, or a change in the competitive environment in which any reporting unit operates, could adversely affect the fair value of one or more reporting units.  During 2003, we determined that our infrastructure software business was no longer germane to our long-term strategic plan, and we developed a plan to sell this business within a year.

The estimate of fair value is highly subjective and requires significant judgment.  If we determine that the fair value of any reporting unit is less than the reporting unit’s carrying value, then we will recognize an impairment charge.  As a result of our intent to sell our infrastructure software business, during 2003 we recognized a pre-tax impairment charge of approximately $4.7 million related to goodwill and other intangible assets.  If remaining goodwill and intangible assets on our balance sheet become impaired during a future period, the resulting impairment charge could have a material impact on the Company’s results of operations and financial condition.  Our unimpaired, recognized goodwill and intangible assets not subject to amortization totaled $64.7 million as of December 31, 2003.

Internal software development costs.  Certain internal software development costs incurred in the creation of computer software products are capitalized once technological feasibility has been established.  Prior to the completion of detailed program design, development costs are expensed and shown as general and administrative expenses on the statements of income.  Capitalized internal software development costs are amortized based on the greater of:

•                  the ratio of current revenue to current and estimated future revenue for each product, or

•                  the straight-line amortization over the remaining estimated economic life of the product, not to exceed five years.

Management periodically reevaluates its previous estimated future revenue for each product and the remaining estimated economic life of the product.  As a result of our decision to hold our infrastructure software assets for sale, during 2003 we recognized a pre-tax impairment charge related to capitalized software of the infrastructure software business of approximately $2.7 million.  Our capitalized internal software development costs, net of accumulated amortization, totaled $2.8 million as of December 31, 2003.

Results of Operations

Year Ended December 31, 2003 compared to the Year Ended December 31, 2002

Consolidated Results

Revenue

Total revenue of $67.9 million for the year ended December 31, 2003 represents an approximate 87% increase compared to $36.3 million of revenue during the prior year.  Our segment reporting (see note 16 to consolidated financial statements) reflects the revenue from reimbursed expenses as a separate line item.  Although reimbursed revenues and expenses may fluctuate significantly from quarter to quarter, these fluctuations have a minimal effect on our operating income as we realize little or no margin from this revenue.  Revenue exclusive of reimbursed expenses, which we refer to as operating revenue, increased $26.8 million, or approximately 75%, to $62.4 million for the year ended December 31, 2003 compared to $35.6 million during the prior year.

Costs and Expenses

Direct and administrative expenses, depreciation and software amortization increased $17.8 million, or approximately 90%, to $37.9 million for the year ended December 31, 2003 compared to $20.1 million during the prior year.  Changes in these expenses are explained below under “Business Segments – Operating Expense.”

Amortization expense related to acquired identifiable intangible assets increased $3.3 million compared with the same period in the prior year primarily due to amortization expense of amortizable identifiable assets acquired as a part of the BSI transaction.

Acquisition related expenses, consisting of executive bonuses, legal, accounting and valuation services, and travel, increased $1.2 million to $1.8 million for the year ended December 31, 2003, due to the investigation of potential acquisitions and non-capitalizable expenses related to completed acquisitions.

Effective Tax Rate

Our effective tax rate related to income from continuing operations increased to 41.2% for the year ended December 31, 2003, compared to 37.8% for the year ended December 31, 2002.  This increase is primarily due to the acquisition of BSI.  BSI primarily generates revenue in the city and state of New York, both of which have high corporate tax rates.

Discontinued Operations

Our infrastructure software results for 2002 and 2003 are included entirely within the discontinued operations section of our income statement.  The $7.1 million increase in infrastructure software’s loss before income tax benefit, to $9.6 million during the year ended December 31, 2003 as compared with $2.5 million during the year ended December 31, 2002, is primarily the result of a $7.6 million impairment charge to reduce goodwill, other intangible assets, software and other long-lived assets to their estimated fair value.

Business Segments

Revenues

Case management operating revenue increased $15.1 million, or approximately 44%, to $49.7 million for the year ended December 31, 2003 compared to $34.6 million for the year ended December 31, 2002.  This increase primarily results from the inclusion of BSI’s operating revenue subsequent to the acquisition of BSI on January 30, 2003.  The remainder of the increase in our case management operating revenue resulted primarily from an increase in fees related to bankruptcy trustee deposits.

Document management operating revenue increased $11.7 million to $12.7 million for the year ended December 31, 2003 compared to $1.0 million during the prior year.  Document management revenue for reimbursed expenses increased $4.5 million to $5.2 million for the year ended December 31, 2003 compared to $0.7 million during the prior year.  Both the increase in operating revenue and the increase in revenue from reimbursed expenses result primarily from the inclusion of BSI’s revenue subsequent to the BSI acquisition date.

Operating Expense

Case management’s direct and administrative expenses, depreciation and software amortization increased $1.6 million, or approximately 14%, to $13.1 million for the year ended December 31, 2003 compared to $11.5 million during the prior year.  This increase is attributable to the inclusion of BSI’s expenses subsequent to the BSI acquisition date.

Document management’s direct and administrative expenses, depreciation and software amortization increased $8.5 million to $9.7 million for the year ended December 31, 2003 compared to $1.2 million during the prior year.  This increase is attributable to the inclusion of BSI’s expenses subsequent to the BSI acquisition date.

Unallocated direct and administrative expenses, depreciation and software amortization increased $7.8 million to $15.1 million for the year ended December 31, 2003 compared to $7.3 million during the prior year.  This increase results primarily from the inclusion of BSI’s expenses subsequent to the BSI acquisition date.  Unallocated direct and administrative expenses, depreciation and software amortization also increased as a result of our growth, including increases in administrative and executive compensation expense and travel expense to support integration of the operations of BSI into our consolidated operations.

Year Ended December 31, 2002 compared to the Year Ended December 31, 2001

Consolidated Results

Revenues

Total revenue of $36.3 million for the year ended December 31, 2002 represents an approximate 29% increase compared to $28.1 million of revenue during the prior year.  Our segment reporting (see note 16 to consolidated financial statements) reflects the revenue from reimbursed expenses as a separate line item.  Although reimbursed revenues and expenses may fluctuate significantly from quarter to quarter, these fluctuations have a minimal effect on our operating income as we realize little or no margin from this revenue.  Revenue exclusive of reimbursed expenses, which we refer to as operating revenue, increased $8.1 million, or approximately 29%, to $35.6 million for the year ended December 31, 2002 compared to $27.5 million during the prior year.

Costs and Expenses

Direct and administrative expenses, depreciation and software amortization increased $2.5 million, or approximately 14%, to $20.1 million for the year ended December 31, 2002 compared to $17.6 million during the prior year.  Changes in these expenses are explained below under “Business Segments – Operating Expense.”

Amortization expense related to goodwill and acquired identifiable intangible assets decreased to $0.4 million for the year ended December 31, 2002 compared to $0.8 million during the prior year, primarily as a result of our cessation of goodwill amortization effective January 1, 2002, as required by SFAS No. 142, Goodwill and Other Intangible Assets.

Acquisition related expenses, consisting primarily of legal, accounting and valuation services, travel and executive bonuses, increased $0.2 million, to $0.6 million for the year ended December 31, 2002 compared to $0.4 million during the prior year, due to the increased volume of work related to both potential and completed acquisitions.

Effective Tax Rate

Our effective tax rate related to income from continuing operations was 37.8% for the year ended December 31, 2002 compared to 38.1% for the year ended December 31, 2001.

Discontinued Operations

Our infrastructure software results are included entirely within the discontinued operations section of our income statement.  Infrastructure software’s loss before income tax benefit was $2.5 million for the year ended December 31, 2002 compared to $2.1 million for the year ended December 31, 2001.  The increase in loss was primarily the result of an increase in software amortization due to the completion and release into production of updated software products.

Business Segments

Revenues

Case management operating revenue increased $8.0 million, or approximately 30%, to $34.6 million for the year ended December 31, 2002 compared to $26.6 million for the year ended December 31, 2001.  This was primarily attributable to an increase in our operating revenue resulted from an increase in fees related to bankruptcy trustee deposits and to an increase in professional services related to our Chapter 7 products.

Document management operating revenue was flat at $1.0 million for the year ended December 31, 2002 compared to $1.0 million during the prior year.  Document management revenue for reimbursed expenses increased slightly to $0.7 million for the year ended December 31, 2002 compared to $0.6 million during the prior year.

Operating Expense

Case management’s direct and administrative expenses, depreciation and software amortization increased $1.6 million, or approximately 16%, to $11.5 million for the year ended December 31, 2002 compared to $9.9 million during the prior year.  This increase is primarily attributable to increased costs to support our growing base of trustee customers, including increased employee salaries and benefits, increased costs related to computer equipment installation and maintenance, and increased depreciation and amortization.

Document management’s direct and administrative expenses, depreciation and software amortization increased slightly to $1.2 million for the year ended December 31, 2002 compared to $1.1 million during the prior year.

Unallocated direct and administrative expenses, depreciation and software amortization increased $0.7 million, or approximately 11%, to $7.3 million for the year ended December 31, 2003 compared to $6.6 million during the prior year.  This increase results primarily from an increase in personnel and insurance expense related to our business growth.

Liquidity and Capital Resources

During the year ended December 31, 2003, we generated $20,651,000 of cash and cash equivalents from operating activities.  During the year ended December 31, 2003, our cash and cash equivalents decreased by $28,766,000, from $59,827,000 at January 1, 2003 to $31,061,000 at December 31, 2003.  The cash and cash equivalents generated during this period and the $28,766,000 decrease in cash and cash equivalents since the beginning of the year were primarily used as follows:

•                  $43,263,000, net of cash acquired, was paid as partial consideration for the purchase of BSI;

•                  $3,771,000 was used to purchase property and equipment, primarily related to the installation of computer equipment at various trustee locations; and

•                  $2,754,000 was used to fund internal costs related to development of computer software for which technological feasibility has been established.

As of December 31, 2003, we maintained a working capital line of credit of $25,000,000, maturing on May 31, 2006.  The $25,000,000 line of credit replaced two existing lines of credit, with an aggregate capacity of $15,000,000, that were in place as of December 31, 2002.  No amounts were borrowed under any line of credit during 2003.

Subsequent to year-end, we acquired 100% of the equity of Poorman-Douglas for approximately $115,000,000 in cash.  To partly finance this acquisition, we terminated the line of credit outstanding at December 31, 2003 and entered into a $100,000,000 syndicated credit facility.  The credit facility consists of a $45,000,000 senior term loan, with amortizing quarterly principal payments of $4,500,000 million beginning April 30, 2004, a $25,000,000 senior revolving loan, and a $30,000,000 subordinated term loan.  At inception of the credit facility, we borrowed $92,000,000 under the credit facility, consisting of all of the senior and subordinated term loans and $17,000,000 of the senior revolving loan, and used the proceeds to partly finance the acquisition of Poorman-Douglas.  The senior term loan and revolver mature July 31, 2006, while the subordinated term loan matures December 31, 2006.

We believe that the funds generated from operations plus amounts available under our line of credit will be sufficient for the foreseeable future to finance currently anticipated working capital requirements, software and property and equipment expenditures, payments for contractual obligations, interest payments due on our credit facility borrowings, and the required principal payments on our senior term loan under the credit facility.

During 2004, we may decide to issue equity, subordinated debt, or convertible subordinated debt to repay part or all of the borrowings under the credit facility.  Furthermore, we continue to explore acquisition opportunities.  Covenants contained in our new credit facility may limit our ability to consummate an acquisition.  If we make an additional acquisition or acquisitions, it may be necessary to raise additional capital through a restructuring of our credit facility, the issuance of equity, subordinated debt, or convertible subordinated debt, or some combination of the preceding.

Contractual Obligations

The following table sets forth a summary of our contractual obligations as of December 31, 2003.

	Payments Due By Period
	(In Thousands)
Contractual Obligation	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More Than 5 Years

Long-term debt – continuing operations (1)	$4,243	$799	$2,259	$1,185	—
Employment agreements	3,267	800	1,600	867	—
Capital lease obligations	66	66	—	—	—
Operating leases	7,188	1,309	1,918	1,289	2,672
Total	$14,764	$2,974	$5,777	$3,341	$2,672

(1)          Debt incurred to partly finance the acquisition of Poorman-Douglas is not included in this table as the debt was incurred subsequent to year-end.  See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Liquidity and Capital Resources” for additional discussion of debt incurred subsequent to year-end.

Recent Accounting Pronouncements

In May 2003, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 150 (“SFAS 150”), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.  SFAS 150 established standards for classifying and measuring certain financial instruments that embody obligations and have characteristics of both liabilities and equity.  SFAS 150 became effective June 1, 2003, for all financial instruments created or modified after May 31, 2003, and otherwise became effective as of July 1, 2003.  In December 2003, the FASB deferred for an indefinite period the application of the guidance in SFAS 150 to noncontrolling interests that are classified as equity in the financial statements of a subsidiary but, on application of SFAS 150, would be classified as a liability in the parent’s financial statements.  The deferral is limited to mandatorily redeemable noncontrolling interests associated with finite-lived subsidiaries.  We believe we do not have any such entities and that future guidance on this issue will not have a material impact on our consolidated financial statements.

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities.  FIN 46, which applies to all public entities, clarifies the application of Accounting Research Bulletin No. 51, Consolidated Financial Statements, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  In December 2003, the FASB reissued FIN 46 with certain modifications and clarifications.  Application of this guidance was effective for interests in certain variable interest entities commonly referred to as special-purpose entities as of December 31, 2003.  Application for all other types of entities is required for periods ending after March 15, 2004, unless previously applied.  We expect that final adoption of this statement will not have a material impact on our consolidated financial statements.